EXHIBIT 99.1

AzurRx BioPharma Announces Acquisition of First Wave Bio and its Proprietary Niclosamide Formulations Targeting Multi-Billion Dollar Inflammatory Bowel Disease Indications

AzurRx BioPharma to be renamed “First Wave BioPharma” and trade under new NASDAQ ticker symbol, “FWBI”

Three IBD clinical indications, including ulcerative colitis and Crohn’s disease, added to GI therapeutic pipeline with multiple near-term inflection points

Conference call scheduled for today at 8:30 a.m. ET

BOCA RATON, Fla., September 13, 2021 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (“AzurRx” or the “Company”) (NASDAQ: AZRX), a company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced that it has entered a definitive agreement to acquire First Wave Bio, Inc. (“First Wave Bio”) in a stock and cash transaction valued at $229 million, including certain development, regulatory and sales milestones. First Wave Bio is a clinical-stage biotechnology company specializing in the development of novel, gut-targeted, small molecule therapies for auto-immune inflammatory bowel diseases (IBD) and other serious conditions.

In conjunction with the acquisition, AzurRx announced that it is changing its corporate name to “First Wave BioPharma, Inc.” As part of the plan, First Wave BioPharma will trade its common shares on Nasdaq under the new ticker symbol, “FWBI,” which is anticipated to be effective on or about Thursday, September 23, 2021. In addition, the Company will launch a new website with the following address: www.firstwavebio.com. AzurRx’s management team, including James Sapirstein, Chairman, President, and Chief Executive Officer, will continue to lead the renamed company.

“The acquisition of First Wave Bio, and the creation of First Wave BioPharma, Inc. is a transformative event that significantly expands our GI development pipeline and positions our company for new growth opportunities in the inflammatory bowel disease therapeutic space,” stated Mr. Sapirstein. “Our portfolio now includes new indications for several IBDs that represent multi-billion dollar commercial market opportunities. In the U.S. last year, it is estimated that there were more than 850,000 ulcerative colitis diagnoses and 625,000 Crohn’s disease diagnoses, and these patient populations and markets are expected to grow substantially over the next decade. We believe that our proprietary formulations of niclosamide, with their novel anti-inflammatory mechanism of action, non-systemic absorption, and safety benefits, will enable us to address significant unmet clinical needs for IBD patients, especially in the mild-to-moderate disease categories. With our expanded pipeline and new IBD indications, we expect strong growth and increased shareholder value.”

Per the definitive agreement, AzurRx will wholly own all rights to First Wave Bio’s proprietary formulations of niclosamide, a small molecule drug which features anti-viral and anti-inflammatory properties that are designed to address multiple GI conditions. Further, AzurRx will have sole ownership of First Wave Bio’s robust intellectual property (IP) portfolio, which covers method of use and delivery of these formulations as treatments for various auto-immune, inflammatory and viral conditions.

In January 2021, AzurRx in-licensed from First Wave Bio the exclusive global rights to develop two niclosamide therapeutic indications – for COVID-19-related GI infections, and for immune checkpoint inhibitor-associated colitis and diarrhea (ICI-AC) in advanced stage cancer patients. Following the acquisition of First Wave Bio, AzurRx’s internal development pipeline will include three new clinical IBD indications in ulcerative proctitis (UP) and ulcerative proctosigmoiditis (UPS), ulcerative colitis (UC), and Crohn’s disease (CD).

James Pennington, M.D., Chief Medical Officer of AzurRx, commented, “There is a wealth of clinical data that supports the antiviral and anti-inflammatory capabilities of niclosamide. More recently, data generated by First Wave Bio in ulcerative proctitis supported the broader potential for niclosamide in multiple inflammatory bowel diseases where we believe our niclosamide formulations could offer significant advantages over other currently available treatments including steroids, 5-ASAs, and biologics – especially in the mild-to-moderate disease stage. Specifically, our niclosamide formulations are orally delivered, are targeted specifically to the areas of the GI tract where the disease-causing inflammation occurs, and avoid the risk of steroid-related immunosuppressant complications. Additionally, the manufacturing process for our niclosamide products can be scaled up to supply large populations quickly.”

Mr. Sapirstein commented, “I’m excited about our expanded pipeline as we move into the IBD therapeutic space. We will now be advancing a pipeline that spans six indications and includes several clinical-stage programs. These programs are all built around our two proprietary technologies -- niclosamide, and adrulipase (MS1819), which we are continuing to develop as a treatment for exocrine pancreatic insufficiency (EPI), a life-threatening digestive disorder seen in patients with cystic fibrosis and chronic pancreatitis. With multiple clinical trials advancing and others to soon initiate, along with a strong portfolio of long-lasting patents protecting niclosamide’s use for COVID-19 GI infections, ICI-AC and the IBDs, the next several years should be rich in milestones as we continue to advance our development programs, generate data, and bring new assets into the clinic.”

Gary D. Glick, CEO and Founder of First Wave Bio, added, “This is an exciting day. We believe the acquisition of First Wave Bio by AzurRx will unlock the value of our proprietary niclosamide formulations targeting IBD. We are confident that the AzurRx team will successfully advance these programs along their respective clinical and regulatory pathways.”

Pursuant to the terms of the definitive agreement, the transaction is being effected via a reverse triangular merger, and is anticipated to close imminently this morning upon receipt of evidence from the Secretary of State of the State of Delaware of the completion of certain filings relating to the merger. For a more detailed description of the terms of the First Wave Bio acquisition and the related definitive merger agreement, please see the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on September 13, 2021.

H.C. Wainwright & Co. acted as advisor to AzurRx in connection with the acquisition.

Conference Call Information:

AzurRx BioPharma (or FirstWave BioPharma) will host a conference call and live audio webcast today, September 13, 2021, at 8:30 a.m. ET, to discuss the acquisition of First Wave Bio and provide a strategic outlook for the new company, First Wave BioPharma, Inc. Interested participants and investors may access the conference call by using the following call credentials:

•	(833) 607-1647 (U.S.)
•	(914) 987-7760 (international)
•	Conference ID: 3989154

An audio webcast of the conference call will be accessible via the Investors section of the AzurRx BioPharma website (www.azurrx.com) and the First Wave BioPharma website (www.firstwavebio.com). An archive of the webcast will remain available for 90 days, beginning at approximately 10:30 a.m. ET on September 13, 2021.

About Niclosamide

Niclosamide is a prescription small molecule drug listed as an essential medicine by the World Health Organization (WHO). Niclosamide has been safely used by millions of patients for several clinical indications. In the U.S., niclosamide was approved by the U.S. Food and Drug Administration (FDA) in 1982 for the treatment of intestinal tapeworm infections. In addition to its antihelminthic activity, niclosamide has demonstrated anti-inflammatory and anti-viral properties.

About First Wave Bio, Inc.

First Wave Bio was founded to improve the lives of people living with IBD. Recent discoveries in immune cell metabolism have opened up the possibility of selectively targeting disease-causing immune cells to treat inflammatory diseases without unwanted side effects such as broad immunosuppression. First Wave Bio has developed a suite of MetaWave product candidates, gut-restricted small molecules that target the metabolism of disease-causing Th17 cells. The company’s first clinical MetaWave program, FW-424, has shown benefits for patients with mild-to-moderate ulcerative colitis in a Phase 1b/2a trial. First Wave is advancing FW-424 through additional clinical studies in patients with mild-to-moderate IBD. Given FW-424’s novel mechanisms of action and established safety profile, First Wave Bio believes that it has the potential to replace the current standard-of-care and improve the lives of patients at all stages of IBD.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ: AZRX) (to be renamed “First Wave BioPharma, Inc.” with its common stock trading under new ticker symbol “FWBI” effective on or about September 23, 2021), is a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. AzurRx is currently advancing a therapeutic development pipeline populated with multiple clinical stage programs built around its two proprietary technologies – niclosamide, an oral small molecule drug with anti-viral and anti-inflammatory properties, and the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients.  Our niclosamide portfolio is led by three clinical programs: FW-COV, for COVID-19 gastrointestinal infections; FW-ICI-AC, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced stage oncology patients; and FW-UP, for ulcerative proctitis (UP) in patients with inflammatory bowel disease (IBD). Our next two IBD niclosamide programs, FW-UC (ulcerative colitis) and FW-CD (Crohn’s disease), are planned for future pipeline development. AzurRx is also advancing adrulipase for the treatment of exocrine pancreatic insufficiency (FW-EPI) in patients with cystic fibrosis and chronic pancreatitis. The Company is headquartered in Boca Raton, Florida with clinical operations in Hayward, California. For more information visit www.firstwavebio.com or www.azurrx.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@azurrx.com

Media contact:

Tiberend Strategic Advisors, Inc.

Johanna Bennett / David Schemelia / Ingrid Mezo

(212) 375-2665 / (609) 468-9325 / (646) 604-5150

jbennett@tiberend.com / dschemelia@tiberend.com / imezo@tiberend.com